HEADS OF AGREEMENT

Between:

SKREEM RECORDS CORORATION (hereinafter referred to as Skreem)
11637 ORPINGTON STREET
ORLANDO, FLORIDA 32817
USA

and

A 45 MUSIC, GmbH (hereinafter referred to as A45)
LERCHENWEG 5
35764 SINN
GERMANY

This Agreement between the above mentioned parties shall be with regards to the single audio and video production of the song entitled "ANYWAY" (hereinafter referred to as "the single") recorded and performed by Justin Martin.

TERM: One (1) year from the date of this signing; plus three (3) one year options to be negotiated in good faith prior to the end of each (1) year period. This term shall not in any way affect, or be affected by, the terms detailed in the "**OPTIONS**" section of this Agreement.

TERRITORY: Germany, Austria, Switzerland (GAS, or GSA)

LICENSING: Skreem grants to A45, the exclusive exploitation rights, including but not limited to, manufacture, sale, and promotion, in all formats, including physical and online, for the single. This is to include all third party licensing for compilation use. The term for the exploitation of each song released under this agreement is 3 years after first release. For compilations released within the first 2 years, the exploitation term shall be 3 years for each such compilation after its individual release.

DELIVERY: Skreem shall deliver to A45 finished mastered track(s) and one (1) video, suitable for manufacture and release of the single. In addition, Skreem shall deliver photos as needed, suitable for the creation of artwork, design, and print necessary for any print materials, including but not limited to, CD sleeves and covers.

MARKETING: All "Press" publicity is the sole financial responsibility of A45. All marketing activities shall be a cooperative effort that is to be

coordinated by Skreem and/or its assigns and subject to approval by Skreem. Costs relating to specific marketing endeavors are to be as follows:

A45 is to provide and pay for:

- An Independent TV Promotion/Promoter of Skreem's choice.
- An Independent Radio Promotion/Promoter of Skreem's choice.
- All printing and distribution of printed materials, including artwork, design and layout, not included in the "Manufacture" of the CDs, which is detailed under a separate subsection herein. All printing shall be subject to Skreem's approval prior to distribution.

Skreem is to provide and pay for:

- A "Justin Martin" Radio Tour in October, 2007
- TV and / or radio advertising granted by licensor for the first single with a minimum net budget of: 20,000 Euro and TV campaigns planned for TV stations like RTL, Pro7, MTV, Viva and / or similar big stations.
- Justin Martin to perform a minimum of six (6) dates as "Special Guest" on the US5 tour currently scheduled for October, 2007 including all related costs and arrangements.

It is understood that the ability of Skreem and the artist "Justin Martin" to fulfill this provision of the Agreement, is partially contingent on the actions of parties outside of this Agreement. Should Justin Martin not be able to perform any or all of the above appearances (performances) due to cancellation, re-scheduling, or for any reason that is not the direct result of an action taken by Skreem, its artist Justin Martin, or an event considered an act of God; it shall not effect any other provision of the Agreement.

Any costs related to additional marketing efforts that could in any way be considered the joint responsibility of both parties, are to be agreed upon by both parties in advance.

MANUFACTURE: Cost of CD manufacturing shall be deducted from gross monies received prior to any other deductions as described in the "PAYMENT" subsection herein. All artwork, design, and layout costs shall be the sole responsibility of A45 and/or its assigns, and be subject to the approval of Skreem.

DISTRIBUTION: Cost of distribution shall be the sole responsibility of A45 and/or its assigns and shall not be deducted from the "gross monies" described in the "Payment" subsection herein.

PAYMENT: An accounting shall be made by A45 to Skreem every 30 days (by end of each month) with payment due 30 days thereafter. Payment is to be computed as follows:

- Seventy percent (70%) of net income to SKREEM
- Thirty percent (30%) of net income to A45

"Net income" shall be defined as the total monies received by A45 from all exploitation of the single ("gross monies"), minus cost of manufacturing, minus publishing fee (GEMA). A reserve of twenty percent (20%) shall be withheld for returns for a period of 6 (six) months . Unused reserves shall be paid to Skreem and included in the accountings of their respective time periods after each 6(six) months withholding period has expired.

Third party income (compilations) shall be accounted and paid each June 30 plus 90 days and December 31 plus 90 days.

OPTIONS: Should the single go to the position of #40 or higher on the German "Media Control Charts", the following conditions shall be set:

- A45 will have first option on the next single (second single), which, if exercised, shall be under the same terms outlined herein. This option is to be agreed and signed within thirty (30) days after receipt by A45 of the "finished demo" of the audio production of the next single. A production shall be considered a "finished demo" by notice from Skreem stating it as such. If the parties cannot come to an agreement within the above mentioned time limit, Skreem shall be considered released from the next single "**OPTIONS**" obligation described herein, and the next single shall be considered free and clear of any obligation(s) to A45 and/or its assigns.
- In the event that Skreem does not exercise a future option with A45 and enters into a separate agreement with an unrelated company, A45 shall receive five (5%) percent of the net royalties received by Skreem Records directly relating to the sale of the second single. In addition, if Skreem should elect not to release the first album through A45, and Skreem releases the first album through an

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alternative company, A45 is to receive four (4) points of that album with regard to its sale and distribution.

RETURNS: Skreem shall have the exclusive right to either take delivery of any returns or excess inventory, or to have them destroyed after a period of six (6) months after the termination of distribution. Should Skreem decide to take delivery of this inventory, it is to be delivered to a destination within the licensed territory of Skreem's choice at no additional cost to Skreem other than the original cost of manufacture. Should Skreem decide not to take delivery of said inventory, A45 shall be responsible for its disposal. If A45 should decide to market and sell this inventory at any time in the future, it shall be subject to any and all conditions outlined herein.

WARRANTY: Skreem warrants that A45 will remain free of any third party claims regarding the recordings and the artist during the term of this Agreement.

MISC. Skreem shall retain all creative control over any and all materials that are developed for the intent of distribution. This includes, but is not limited to, print material, photos, artwork, CD design, CD sleeve design, internet site postings and designs, autograms, and any other form of visual materials that may deemed viewable by the general public.

Agreed to and Signed by:

SKREEM RECORDS CORP.

____________________ DATE: 28-07-07

A 45 MUSIC, GmbH

A45 music GmbH 35764 Sinn Fax 591286

____________________ DATE: 28-07-07